EXHIBIT 2.8

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

UIL HOLDINGS CORPORATION,

XCELECOM, INC.

and

PHALCON, LTD.

December 29, 2006

Table of Contents

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF THE COMPANY SHARES	6

	(A) Basic Transaction	6
	(B) Purchase Price	6
	(C) The Closing	8
	(D) Deliveries at the Closing	9

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER	9

	(A) Representations and Warranties of the Seller Entities	9
	(B) Representations and warranties of the Buyer	10

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES	12

	(A) Organization of the Companies	12
	(B) Capitalization	12
	(C) Noncontravention	13
	(D) Broker’s Fees	13
	(E) Title to Assets	13
	(F) Financial Statements	13
	(G) Undisclosed Liabilities	13
	(H) Events Subsequent to Most Recent Fiscal Month End	14
	(I) Legal Compliance; Permits	15
	(J) Tax Matters	15
	(K) Real Property	16
	(L) Intellectual Property	17
	(M) Contracts	18

	(N) Guaranties	19
	(O) Tangible Assets	20
	(P) Litigation	20
	(Q) Employees	20
	(R) Employee Benefits	20
	(S) Environmental, Health and Safety Matters	21
	(T) Notes and Accounts Receivable	22
	(U) Powers of Attorney	22
	(V) Insurance	22
	(W) Customer Disputes	24
	(X) Disclosure	24

5.	OTHER AGREEMENTS	24

	(A) Intercompany Liabilities	24
	(B) Assumption of Certain Accounts Payable	25
	(C) 401(K) Plan Funding	25

6.	POST-CLOSING CONVENTS	25

	(A) General	25
	(B) Litigation Support	25
	(C) Transition	25
	(D) Employee Benefit Plans	26
	(E) Convenant Not To Compete	27
	(F) Access to Information	28
	(G) Nonassignable Contracts and Permits	29
	(H) Surety Bonds	29
	(I) Collection Efforts	29
	(J) Withdrawl Liability Reports	32

7.	CONDITIONS TO OBLIGATION TO CLOSE	32

	(A) Conditions to Obligation of the Buyer	32
	(B) Conditions to Obligation of the Seller	33

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT	34

	(A) Survival	34
	(B) Indemnification Provisions for Benefits of the Buyer	34
	(C) Indemnification Provisions for Benefits of the Seller Entities and Their Affiliates	35
	(D) Limitations	36
	(E) Losses Net of Insurance, Etc.	37
	(F) Termination of Indemnification	37
	(G) Procedures Relating to Indemnification	37
	(H) Exclusive Remedy	38
	(I) Collateral Sources	38

9.	TAX MATTERS	38

	(A) Consolidated Return	38
	(B) Tax Periods Ending on or Before the Closing Date	39
	(C) Tax Periods Beginning Before and Ending After the Closing Date	39
	(D) Refund and Tax Benefits	39
	(E) Cooperation on Tax Matters	40
	(F) Tax Sharing Agreements	40
	(G) Transfer Taxes	40
	(H) Representation	41
	(I) Confidentiality	41
	(J) Section 338 Election	41

10.	INTENTIONALLY OMITTED	42

11.	MISCELLANEOUS	42

	(A) Press Releases and Public Announcements	42
	(B) No Third-Party Beneficiaries	42
	(C) Entire Agreement	42
	(D) Succession and Assignment	43
	(E) Counterparts	43
	(F) Headings	43
	(G) Notices	43
	(H) Governing Law	43
	(I) Venue	44
	(J) Waiver of Jury Trial	44
	(K) Amendments and Waivers	44
	(L) Severability	44
	(M) Expenses	44
	(N) Construction	44
	(O) Incorporation of Exhibits and Schedules	44

v

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, entered into as of December 29, 2006, by and among Phalcon, Ltd., a Connecticut corporation, or its permitted assignee (the “Buyer”), UIL Holdings Corporation, a Connecticut corporation (the “Parent”) and Xcelecom, Inc., a Connecticut corporation (the “Seller” and together with the Parent, the “Seller Entities”). The Buyer and the Seller Entities are referred to collectively herein as the “Parties” and individually as a “Party”.

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock or membership units, as applicable, of McPhee Electric, JBL Electric and JE Richards (each as defined below) (each a “Company” and collectively, the “Companies”), in return for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.  DEFINITIONS.

“Accounts Receivable” has the meaning set forth in Section 4(t) below.

“Additional Bonds” has the meaning set forth in Section 6(h) below.

“Adjustment Statement” has the meaning set forth in Section 2(b)(iv) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Agreement” means this Securities Purchase Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4(f) below.

“Bank Guarantees” means the guarantees of each Company under the Credit Facility.

“Bonds” has the meaning set forth in Section 6(h) below.

“Buyer” has the meaning set forth in the preface above.

“Buyer Disclosure Letter” means the disclosure letter provided by the Buyer and attached hereto as Annex A.

“Buyer Welfare Plans” means any welfare plan as defined in ERISA Section 3(1) which the Buyer maintains or to which the Buyer contributes on or after the Closing.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2(b)(iii) below.

“Closing Date Maximum Withdrawal Liability” has the meaning set forth in Section 6(j) below.

“Closing Date Net Asset Value” has the meaning set forth in Section 2(b)(iii) below.

“Closing Payment” has the meaning set forth in Section 2(b)(i) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8(e) below.

“Collective Bargaining Agreement(s)” has the meaning set forth in Section 4(m)(vii) below.

“Company” and “Companies” have the meanings set forth in the preface above.

“Company Balance Sheet” means a periodic balance sheet produced by the Seller in respect of the Companies in accordance with past procedures and practices.

“Company Share” means the membership units of McPhee Electric and any share of (i) the common stock, no par value per share, of JBL Electric and (ii) the common stock, no par value per share, of JE Richards.

“Confidential Information” means any information about the Buyer, the Companies or the Seller Entities stamped "confidential", identified in writing as such to the receiving Party by the disclosing Party promptly following its disclosure, or which should reasonably be deemed confidential in light of the nature of its content or the nature of the circumstances surrounding the disclosure, unless (a) such information is already publicly available or becomes publicly available through no fault of the receiving Party of its Representatives; or (b) the use of such information is necessary and appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby.

“Contested Adjustment Dispute” has the meaning set forth in Section 2(b)(iv) below.

“Contested Adjustment Notice” has the meaning set forth in Section 2(b)(iv) below.

“Contested Adjustments” has the meaning set forth in Section 2(b)(iv) below.

“Continuing Employees” has the meaning set forth in Section 6(d) below.

“Credit Facility” means that Amended and Restated Credit Agreement, dated as of October 25, 2002, as amended to date, among Bank of America, N.A., successor by merger to Fleet National Bank (“Bank of America”) and the other lending institutions named therein, the Seller and Bank of America, as agent for itself and such other lending institutions.

“Disclosure Schedule” means the disclosure schedules provided by the Seller Entities and attached hereto as Annex B, as the same may be amended in accordance with the terms hereof.

“Employee” has the meaning set forth in Section 4(r) below.

“Employee Benefit Plan” has the meaning set forth in Section 4(r)(i) below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in Section 4(f) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” has the meaning set forth in Section 4(i) below.

“Hazardous Substances” shall have the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), 42 U.S.C. Section 9601(14).

“Houlihan” means Houlihan, Lokey, Howard and Zukin, financial advisor to the Parent.

“Income Tax” means any federal, state, local, or foreign income or franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in Section 8(g) below.

“Indemnifying Party” has the meaning set forth in Section 8(g) below.

“Independent Accountant” means a regionally recognized accounting firm jointly selected by Buyer and Seller; provided, that if Buyer and Seller cannot agree on an accounting firm, Buyer and Seller shall each select a regionally recognized accounting firm and such accounting firms will jointly select an accounting firm.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Internet domain names and universal resource locators (“URLs”), (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), and (h) all copies and tangible embodiments of each of the foregoing, in whatever form or medium.

“JBL Electric” means JBL Electric, Inc., a New Jersey corporation.

“JE Richards” means JE Richards, Incorporated, a Maryland corporation.

“Knowledge,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. With respect to a Person, other than an individual, "Knowledge," or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as an officer of that Person (or in any similar capacity) is actually aware of that fact or other matter, provided that the Parent shall only be deemed to have knowledge of a fact or other matter if the chief executive officer or chief financial officer of the Parent is actually aware of such fact or other matter.

“Material Adverse Effect” means any change, event, fact, occurrence or effect (direct or indirect) which might reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or results of operation of the Companies, taken as a whole, other than any change, fact, circumstance or event (i) generally affecting the industry in which the Companies conduct their business, or resulting from general economic or market conditions or changes in accounting principles, laws, regulations, or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a Person taken with the prior written consent of the Parties in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

“McPhee Claims” has the meaning set forth in Section 6(i)(ii) below.

“McPhee Electric” means McPhee Electric Ltd., LLC, a Connecticut limited liability company.

“Most Recent Financial Statements” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(f) below.

“Net Asset Value” means assets less liabilities, as such items are described on the Target Balance Sheet.

“Net Asset Value Shortfall” has the meaning set forth in Section 2(b)(iii) below.

“Non-Union Continuing Employees” has the meaning set forth in Section 6(d) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Overlap Period” has the meaning set forth in Section 9(c) below.

“Parent” has the meaning set forth in the preface above.

“Party” or “Parties” has the meaning set forth in the preface above.

“Past Due Receivables” has the meaning set forth in Section 6(i) below.

“Person” means an individual, a governmental entity (or any department, agency, or political subdivision thereof), or a partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or similar entity.

“Promissory Notes” has the meaning set forth in Section 2(b)(ii) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Release of the Companies” refers to that Release from the Seller Entities set forth in Exhibit A hereto.

“Representatives” of any Person means the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of such Person.

“Requisite Consents” has the meaning set forth in Section 7(a)(v) below.

“Section 338(h)(10) Election” has the meaning set forth in Section 9(j)(i) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means collectively, (i) the Guarantor Security Agreement, dated as of June 30, 2005, by JBL Electric in favor of the Agent (as defined in the Credit Facility), (ii) the Guarantor Security Agreement dated as of June 30, 2005, by JE Richards in favor of the Agent and (iii) the Guarantor Security Agreement dated as of June 30, 2005, by McPhee Electric in favor of the Agent.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller 401(k) Plan” has the meaning set forth in Section 6(d)(iv) below.

“Seller Entities” has the meaning set forth in the preface above.

“Subsidiary” means any corporation (or other entity) with respect to which a specified Person or a Subsidiary thereof owns a majority of the common stock (or analogous equity interest, as applicable) or has the power to vote or direct the voting of sufficient securities to elect a majority of members of the board of directors (or analogous governing body, as applicable).

“Target Balance Sheet” means the unaudited, consolidated balance sheet of the Companies, dated September 30, 2006, which is attached hereto as Exhibit F.

“Tax Returns” means federal, state, foreign and local Tax reports, returns, information returns and other documents.

“Taxes” or “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, registration, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Taxing Authorities” means the Internal Revenue Service and any other federal, state or local authority which has the right to impose Taxes on any Company or a Seller Entity.

“Third Party Claim” has the meaning set forth in Section 8(g) below.

“Transition Services Agreement“ means a transition services agreement substantially in the form attached hereto as Exhibit B.

“Threshold” has the meaning set forth in Section 8(d) below.

“Union Benefit Plan(s)” has the meaning set forth in Section 4(r)(i) below.

“Union Continuing Employees” has the meaning set forth in Section 6(d)(i) below.

“Xcelecom Office Equipment” means that certain office equipment described on the Bill of Sale attached hereto as Exhibit C.

2.  PURCHASE AND SALE OF THE COMPANY SHARES.

(a)  Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Company Shares and the Xcelecom Office Equipment for the consideration specified below in this Section 2.

(b)  Purchase Price.

(i) Closing Payment; Purchase Price. At the Closing, the Buyer shall pay to the Seller immediately available funds in the amount of One Million Eight Hundred Fifty Thousand and 00/100 Dollars ($1,850,000.00), by certified check or wire transfer to the Seller's designated account(s) (the “Closing Payment”). The purchase price for the Company Shares (the “Purchase Price”) shall equal (A) the Closing Payment, plus (B) the aggregate original principal amount outstanding under the Promissory Notes ($7,000,000), plus (C) the aggregate value of the McPhee Claims (paid to the Parent by Buyer net of income taxes as set forth below) promptly after McPhee realizes any recovery thereon), plus (D) the aggregate value of Past Due Receivables (paid to the Parent by Buyer periodically, as set forth herein, after a Company realizes any recovery thereon). The Buyer shall promptly pay to the Parent all amounts it recovers in respect of the McPhee Claims net of all federal and State income taxes calculated at the then maximum marginal rates applicable to Connecticut residents and net of any unpaid fees due to Buyer or McPhee pursuant to Section 6(i)(ii) hereof; provided, however, that if the Buyer or the applicable Company has not collected on any portion of the McPhee Claims or the Past Due Receivables by December 31, 2007, the Buyer shall cause the appropriate Company to assign such uncollected portion to the Parent on or before December 31, 2007 (which assignment shall satisfy the Buyer’s obligation to the Seller Entities under Section 2(b)(i)(C) and Section 2(b)(i)(D) with respect to payment of the Purchase Price relating to such assigned McPhee Claims and Past Due Receivables). Notwithstanding the foregoing to the contrary, the Seller represents and warrants that with respect to the McPhee Claim known as the Klewin/Bridgeport Arena claim, McPhee Electric has previously satisfied any federal and State income tax obligations with respect to the first $1,066,444 of such claim, and, accordingly, the Buyer shall cause McPhee Electric to pay the first $1,066,444 of any recovery received on the Klewin/Bridgeport Arena claim to the Parent without any reduction for federal and State income taxes.

(ii) Promissory Notes. At the Closing, the Seller Entities shall leave an aggregate amount of $7 million of cash on deposit in the Companies ($3,000,000 each at McPhee Electric and JE Richards, and $1,000,000 at JBL Electric). In furtherance of the foregoing, the Seller Entities shall cause such amounts to be on deposit in one or more bank accounts of the Buyer and/or the Companies as the Buyer shall direct in writing prior to the Closing. At the Closing, the Buyer shall deliver to the Seller (A) a subordinated promissory note in the original principal amount of $3 million executed by the Buyer and McPhee Electric substantially in the form of Exhibit D-1; (B) a subordinated promissory note in the original principal amount of $3 million executed by the Buyer and JE Richards substantially in the form of Exhibit D-2; and (C) a subordinated promissory note in the original principal amount of $1 million executed by the Buyer and JBL Electric substantially in the form of Exhibit D-3 (collectively, the “Promissory Notes”). At the Closing, the Seller Entities agree to execute and deliver that certain Intercreditor Agreement with Sovereign Bank, the Buyer’s current senior secured lender, in the form attached hereto as Exhibit E. After the Closing, Seller Entities agree to deliver any substantially similar intercreditor or subordination agreement, or any renewal or replacement thereof, with any subsequent senior secured lender of the Buyer and the Companies, as may be required from time to time by such senior secured lenders to evidence the aforesaid subordination of the Promissory Notes.

(iii) Closing Date Balance Sheet. As soon as practicable, but no later than twenty (20) days after the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited, consolidated balance sheet for the Companies (which may or may not contain notes) (the “Closing Date Balance Sheet”) and a calculation of the Net Asset Value as of the close of business on the Closing Date (the “Closing Date Net Asset Value”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, consistently applied by the Subsidiaries. The Seller shall also make available to the Buyer copies of all work papers and other documents and data as were used to prepare the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Asset Value calculation. The Buyer shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Net Asset Value calculation and make any proposed adjustments thereto as provided in Section 2(b)(iv). If the Closing Date Net Asset Value, as finally determined in accordance with this Section 2(b), is less than $18,215,151, which amount the parties acknowledge assumes (as represented by the

Seller Entities) that the aggregate amount as of September 30, 2006 of the accruals relating to workers compensation claims and other items that will be eliminated from the books of the Companies and retained and assumed by the Seller Entities is approximately $2,400,000 (which items are set forth in more detail on Exhibit G, and which items, regardless of their amounts as of the Closing Date, will be eliminated from the Closing Date Balance Sheet, be retained and assumed by the Seller Entities, and will not be obligations of the Companies) (such shortfall being a “Net Asset Value Shortfall”), then the Seller shall, subject to Section 2(b)(iv), deliver to the Buyer cash in an amount equal to such Net Asset Value Shortfall, if any, within fifteen (15) days of such final determination.

(iv) Dispute Resolution Procedures. The Buyer shall have until forty-five (45) days after the delivery of the Closing Date Net Asset Value calculation to review the calculation set forth therein and propose any adjustments thereto. All adjustments proposed by the Buyer shall be set out in detail in a written statement delivered to the Seller (an “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet unless the Seller shall object in writing to such proposed adjustments within fifteen (15) days of delivery of the Adjustment Statement (the proposed adjustment or adjustments to which the Seller objects are referred to herein as the “Contested Adjustments” and the objection notice is referred to herein as the “Contested Adjustment Notice”). If the Seller delivers a Contested Adjustment Notice, the Seller and the Buyer shall attempt in good faith to resolve their dispute (a “Contested Adjustment Dispute”) regarding the Contested Adjustments, but if a final resolution thereof is not obtained within fifteen (15) days after delivery of said Contested Adjustment Notice, the Independent Accountant shall resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is requested to resolve a Contested Adjustment Dispute, then (A) the Buyer and the Seller shall each submit to the Independent Accountant in writing, not later than thirty (30) days after the Independent Accountant is retained for such purpose, their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant reasonably requests, and (B) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Buyer and the Seller and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and non-appealable by, the Parties. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Closing Date Net Asset Value calculation. The Closing Date Balance Sheet shall be deemed to include all proposed adjustments of the Buyer not disputed by the Seller and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments. The fees and expenses of the Independent Accountant related to the resolution of Contested Adjustments shall be shared equally by the Seller Entities on one hand and the Buyer on the other hand.

(c)  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of FEINER WOLFSON LLC in Hartford, Connecticut, commencing at 1:00 p.m. local time, on December 29, 2006, subject to all of the conditions set forth in Section 7 hereof being fulfilled or waived in writing, or such other date as the Buyer and the Seller may mutually determine in writing (the “Closing Date”), with the effective time of the Closing being 11:59 p.m. standard time on December 31, 2006.

(d)  Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock or membership unit certificates, as applicable, representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment or power of attorney documents, and (iv) the Buyer will deliver to the Seller the Closing Payment and the Promissory Notes.

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER.

(a)  Representations and Warranties of the Seller Entities. Each of the Seller Entities represents and warrants to the Buyer that except as set forth in the Disclosure Schedule, the statements contained in this Section 3(a) are correct and complete as of the date hereof.

(i) Organization. Each of the Seller Entities is duly incorporated and validly existing under the laws of the State of Connecticut.

(ii) Authorization of Transaction. Each of the Seller Entities has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all required corporate proceedings of each of the Seller Entities and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of each of the Seller Entities, enforceable in accordance with its terms and conditions.

(iii) Government Authorizations. Except as set forth in Section 3(a)(iii) of the Disclosure Schedule, neither Seller Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a Seller Entity is subject or any provision of the charter or bylaws of a Seller Entity or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement set forth in Section 4(m) of the Disclosure Schedule, excluding from the foregoing such requirements, conflicts, defaults, rights or violations (1) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of the Seller Entities to consummate the transactions contemplated by this Agreement or (2) that become applicable as a result of the business or activities in which the Buyer engages or proposes to be engaged, or as a result of any acts or omissions by, or the legal status of or any facts pertaining to, the Buyer.

(v) Brokers' Fees. Neither Seller Entity has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than certain fees to Houlihan all of which fees shall be paid by the Parent.

(vi) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth in Section 4(b) below, free and clear of any restrictions on transfer (other than any restrictions imposed by the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, or commitments. Neither Seller Entity is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock or membership units, as applicable, of any Company (other than this Agreement). Neither Seller Entity is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or membership units, as applicable, of any Company.

(vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Seller Entities, threatened against or affecting the Seller Entities before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent, enjoin, alter or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

(viii) Xcelecom Office Equipment. Xcelecom has good title to and owns the Xcelecom Office Equipment free and clear of all Security Interests.

(b)  Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller Entities that except as set forth in the Buyer Disclosure Letter, the statements contained in this Section 3(b) are correct and complete as of the date hereof.

(i) Organization of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby, have been duly authorized by all required corporate proceedings of the Buyer and its Affiliates, and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(iii)  Government Authorizations. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for requirements, conflicts, defaults, rights or violations that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder.

(v) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(vi) Investment. The Buyer is purchasing the Company Shares for its own account and is not acquiring the Company Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Company Shares. None of the Buyer or its Affiliates has entered into any contract, undertaking, agreement or arrangement with any Person for resale of any of the Company Shares. The Buyer acknowledges that the offering of the Company Shares pursuant to this Agreement has not been and will not be registered under the Securities Act or any state securities or blue sky laws on the grounds that the offering and sale of the Company Shares contemplated by this Agreement is exempt from registration pursuant to exemptions available under such laws, and that the Seller's reliance upon such exemptions is predicated in part upon the Buyer's representations set forth in this Agreement. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has the knowledge and experience necessary to evaluate the merits and risks of an investment in the Company Shares and the consummation of the transactions contemplated hereby.

(vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Buyer, threatened against or affecting the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

(viii) Disclaimer. The Buyer acknowledges that other than as set forth in this Agreement and any related documents, instruments, certificates or agreements delivered in connection with the Closing, neither the Parent, the Seller nor any of their respective shareholders or Affiliates, or the Representatives thereof, makes or has made any representation or warranty, either express or implied, as to (A) the accuracy or completeness of any of the information provided or made available to the Buyer or its shareholders or Affiliates, or the Representatives thereof, or (B) any of its or their respective assets, liabilities or operations of the Companies.

(ix) Legal Compliance. The Buyer is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the ability of the Buyer to perform its obligations under this Agreement. Except as set forth in Section 3(b)(ix) of the Buyer Disclosure Letter, the Buyer holds and is in compliance with all permits, licenses, approvals, and authorizations of governmental authorities, required for the conduct of its business as currently conducted, except to the extent that any failure to so hold or comply would not reasonably be expected to have a material adverse effect upon the Buyer following the Closing. The Buyer does not reasonably anticipate any material impediments to its obtaining any required permits, licenses, approvals or authorizations of governmental authorities listed in Section 3(b)(iii) of the Buyer Disclosure Letter required to consummate the transactions contemplated hereunder.

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES.

The Parent and the Seller, jointly and severally, represent and warrant to the Buyer that except as set forth in the Disclosure Schedule, each of the statements contained in this Section 4 are correct and complete as of the date of this Agreement. The exceptions, modifications and disclosures made in any Section of the Disclosure Schedule are specifically for the identified Section of the Disclosure Schedule, and may be made for other purposes of this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement provided that an express cross-reference thereto is made in the Disclosure Schedule.

(a)  Organization of the Companies. Each Company is a corporation duly organized and validly existing, or a limited liability company duly formed and validly existing, as applicable, under the laws of the jurisdiction of its incorporation or formation and has full power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it, except where any such failure to be so organized or formed and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect.  Each Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required by applicable law, except where the lack of such qualification would not have a Material Adverse Effect. Section 4(a) of the Disclosure Schedule sets forth the respective jurisdictions of organization for each Company and where each Company is qualified to conduct business.

(b)  Capitalization.

(i) Companies. The authorized capital stock or membership units, as applicable, of each Company and the number of Company Shares issued and outstanding are as set forth in Section 4(b)(i) of the Disclosure Schedule. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or membership units, as applicable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock or membership units, as applicable, of any Company.

(ii)  Subsidiaries; Joint Ventures. Except as set forth on Section 4(b)(ii) of the Disclosure Schedule, none of the Companies has any Subsidiaries and none of the Companies otherwise owns or controls, directly or indirectly, any equity or similar interest or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person, including an interest in a joint venture.

(c)  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Company is subject or any provision of the charter or bylaws of any Company or (ii) conflict with, result in a breach of, constitute a default under, or result in the acceleration of any agreement, contract, lease, license, instrument, or other arrangement to which any Company is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, or acceleration would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4(c) of the Disclosure Schedule, none of the Companies is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers' Fees. None of the Companies has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)  Title to Assets. Each Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements or as provided in the Security Agreements or Section 4(e) of the Disclosure Schedule.

(f)  Financial Statements. Copies of the following financial statements are attached to Section 4(f) of the Disclosure Schedule: (i) the balance sheets and statements of income, shareholder equity, and cash flows as of and for the for the fiscal years ended December 31, 2005, 2004 and 2003 for each of the Companies individually (the “Annual Financial Statements”); and (ii) an unaudited, consolidated balance sheet and statements of income, shareholder equity and cash flows, as of and for the nine months ended September 30, 2006 for the Companies (the “Most Recent Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). September 30, 2006 is sometimes referred to herein as the “Most Recent Fiscal Month End.” The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP on a consistent basis through the periods presented in the Financial Statements and present fairly, in all material respects, the financial condition of the Companies (as applicable) as of such dates and the results of operations of the Companies (as applicable) for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments which are not reasonably expected to be material in the aggregate and lack footnotes and other presentation items.

(g)  Undisclosed Liabilities. Except (i) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements, (ii) as otherwise disclosed in Section 4(g) of the Disclosure Schedule, and (iii) as and to the extent disclosed or reserved against in the balance sheet of the Companies for the Most Recent Fiscal Month End, since the Most Recent Fiscal Month End, none of the Companies has incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would, individually or in the aggregate, be required to be reflected or reserved against in a balance sheet of the Companies prepared in accordance with GAAP, as consistently applied by the Companies.

(h)  Events Subsequent to Most Recent Fiscal Month End.  Since the Most Recent Fiscal Month End, there has not been any event or occurrence that has had, or is reasonably likely to have, a Material Adverse Effect and none of the Companies have:

(i) become legally obligated to sell, assign or otherwise transfer any of their material assets or properties, other than in the Ordinary Course of Business;

(ii) made any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person;

(iii) subjected any material asset to a Security Interest;

(iv) amended or authorized any amendment to its charter or bylaws;

(v) incurred any indebtedness for borrowed money from a non-affiliated Person or incurred any liability (contingent or otherwise) in excess of $10,000 individually or in the aggregate, other than trade payables incurred in the Ordinary Course of Business;

(vi)  declared or made any payment or distribution to the Seller, other than in connection with the Seller advancing funds to, and sweeping cash of, the Companies pursuant to the Seller’s cash management system with Bank of America in the Ordinary Course of Business;

(vii)  issued, sold, pledged, disposed of, or encumbered any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of any Company;

(viii)  made any change to its accounting policies, principles or practices;

(ix)  made any loans to any Persons other than advances for reasonable business expenses in the Ordinary Course of Business;

(x)  entered into, adopted, amended or terminated any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, other than as required under any employment agreement listed in Section 4(m) of the Disclosure Schedule;

(xi)  waived any right in any contract listed in Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to any Company;

(xii)  entered into, adopted or amended any union labor contract or agreement;

(xiii)  entered into, adopted or amended any contract or agreement with a value in excess of $100,000;

(xiv)  had any employee with an annual compensation rate of $50,000 or greater voluntarily or involuntarily leave employment;

(xv)  engaged in any transaction or omitted to take any action other than in the Ordinary Course or Business; or

(xvi)  became obligated to take any of the actions specified in subparagraphs (i) through (xv) above.

(i)  Legal Compliance; Permits. Except as set forth in Section 4(i)(i) of the Disclosure Schedule, each Company is, and has been since January 1, 2002, in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof). Except as set forth in Section 4(i)(ii) of the Disclosure Schedule, each Company holds and is, and has been since January 1, 2002, in compliance in all material respects with all permits, licenses, approvals, and authorizations of governmental authorities (each a “Governmental Authorization”) required for the conduct of its business as currently conducted. Section 4(i)(iii) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held or used by any of the Companies. Each Governmental Authorization listed or required to be listed in Section 4(i)(iii) of the Disclosure Schedule is valid and in full force and effect. All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 4(i)(iii) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate governmental authority and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental authority, except where the delay in any such filing would not have a Material Adverse Effect. The Governmental Authorizations listed in Section 4(i)(iii) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Companies to own and use their assets in the manner in which they currently own and use such assets. To the Knowledge of the Seller Entities, since January 1, 2002, no Company or director, officer, agent, or employee of any Company, or any other Person associated with or acting for or on behalf of any Company, has directly or indirectly (i) made any contribution, arrangement, concession, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or given any item of value to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or any Affiliate of a Company, or (D) in violation of any law, regulation or order, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.

(j)  Tax Matters.

(i) Except as set forth in Section 4(j)(i) of the Disclosure Schedule, all federal Income Tax Returns required to be filed in respect of the Companies’ Affiliated Group prior to the Closing Date have been filed and all Income Taxes shown thereon have been paid. All such Income Tax Returns were correct and complete in all material respects. All material Income Taxes owed by a Seller Entity or a Company (whether or not shown on any Tax Return) have been paid. Except as described above in this subparagraph

(i), neither the Parent, the Seller nor any Company is currently the beneficiary of any extension of time within which to file any Income Tax Return. No written claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each Company has filed all state and local Income Tax Returns that it was required to file prior to the date hereof, and has paid or has reserved on the Most Recent Financial Statements adequate funds for the payment of all Income Taxes shown thereon as owing.

(iii) None of the Companies has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv) Each Company has withheld and paid all Taxes required to have been withheld and paid by such Company, except payroll taxes which are not due as of the Closing Date and which have been appropriately reflected as liabilities on the Most Recent Financial Statements.

(v) There is no dispute or claim concerning any material liability in respect of any Tax of a Seller Entity or any Company either (A) claimed or raised by any authority in writing or (B) as to which the Seller Entities have Knowledge.

(vi) Neither the Parent, the Seller nor any Company has filed a consent under Code § 341(f) concerning collapsible corporations. Neither the Parent, the Seller nor any Company has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Seller Entities and each Company have disclosed on their respective federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code § 6662. Neither the Parent, the Seller nor any Company is a party to any Tax allocation or sharing agreement which will not be terminated on or before the Closing Date.

(vii) The unpaid Taxes of the Companies did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto).

(k)  Real Property.

(i) None of the Companies owns any real property (the “Real Property”).

(ii) Section 4(k)(ii) of the Disclosure Schedule lists and briefly describes all parcels of Real Property leased or subleased to or by any Company by any other Person. The Seller Entities have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule and:

(A) each such lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B)  the consummation of the transactions contemplated hereby is not an event of default under any such lease or sublease;

(C)  none of the Companies, Seller and Parent are in breach or default and, to the Knowledge of the Seller Entities, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under any lease or sublease, and to the Knowledge of the Seller Entities, (I) no other party is in breach or default under any such lease or sublease and (II) no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration under any such lease or sublease;

(D)  none of the Companies, Seller and Parent have repudiated any provision of any lease or sublease, and to the Knowledge of the Seller Entities, no other party has repudiated any provision of any such lease or sublease;

(E)  to the Knowledge of the Seller Entities, there are no oral agreements or forbearance programs in effect as to any such lease or sublease; and

(F) none of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(l)  Intellectual Property.

(i)  To the Knowledge of the Seller Entities, none of the Companies has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither Seller Entity has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller Entities, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any Company in any material respect.

(ii) Section 4(l)(ii) of the Disclosure Schedule identifies each patent and trademark registration which has been issued to any Company with respect to any of its Intellectual Property, identifies each pending patent or trademark application which any Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which any Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(ii) of the Disclosure Schedule:

(A) the applicable Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller Entities, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iii) Section 4(l)(iii) of the Disclosure Schedule lists and briefly describes all licenses, sublicenses, agreements, and permissions (as amended to date), with respect to each material item of Intellectual Property that any third party owns and that any Company presently uses pursuant to license, sublicense, agreement, or permission, except for “Shrink-wraps” and similar widely available binary code and commercial end-user licenses. With respect to each “Shrinkwrap” software license and each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) none of the Companies, Parent and Seller are in breach or default and, to the Knowledge of the Seller Entities, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration under any license or sublicense agreement, and, to the Knowledge of the Seller Entities, (I) no other party is in breach or default under any license or sublicense agreement and (II) no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration under any license or sublicense agreement; and

(C) none of the Companies, Seller and Parent have repudiated any provision of any license or sublicense to the Knowledge of the Seller Entities, no other party has repudiated any material provision of any license or sublicense.

(iv) All Intellectual Property created at any Company or any predecessor in interest, or by any employee or consultant working for any Company, has been assigned to the applicable Company and such assignor is contractually obligated to assist such Company in registering any such Intellectual Property rights.

(m)  Contracts. With respect to each of the contracts listed in Section 4(m) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect as to the Company party thereto; (B) neither the Company party thereto nor, to the Knowledge of the Seller Entities, any other party is in material breach or default, and to the Knowledge of the Seller Entities, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of the Seller Entities, no party has repudiated any material provision of the agreement. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements in effect on the date hereof to which any Company is a party:

(i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

(iii) any agreement (or group of related agreements) under which any Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible, other than the Bank Guarantees and the Security Agreements;

(iv) any written agreement concerning confidentiality or noncompetition;

(v) any agreement with a Seller Entity or another Affiliate of any Company;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii) any collective bargaining agreement (each, as amended from time to time through the Closing Date, a “Collective Bargaining Agreement” and collectively the “Collective Bargaining Agreements”);

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 in the aggregate;

(xii)  any agreement containing provisions under which a Company could be responsible for liquidated damages, including agreements for jobs-in-progress and completed jobs; or

(xiii) any joint venture or similar agreement.

(n)  Guaranties. Each of the Companies is a guarantor under the Credit Facility. Except as set forth in the immediately preceding sentence, none of the Companies is a guarantor of any liability or obligation (including indebtedness) of any other Person.

(o)  Tangible Assets. To the Knowledge of the Seller Entities, the buildings in which the Companies operate are structurally sound. The equipment and other tangible assets of each of the Companies are generally in good operating condition and repair, reasonable wear and tear excepted.

(p)  Litigation. Section 4(p) of the Disclosure Schedule sets forth each instance in which any Company is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Except as set forth in Section 4(p) of the Disclosure Schedule, there are no actions or suits, or any administrative, arbitration or other proceedings pending, or, to the Knowledge of the Seller Entities, threatened, against any Company, or any of its properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party.

(q)  Employees.

(i) Except as provided in Section 4(q)(i) of the Disclosure Schedule, there is no charge, action, complaint, or proceeding pending, or to the Knowledge of the Seller Entities, threatened, against any Company relating to the alleged violation of any applicable state or federal labor or employment law or regulation, including any charge or complaint filed by any employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunities Commission, or any other governmental agency.

(ii) There is no pending strike, slow-down, picketing, or work stoppage by employees of any Company, nor is there any pending lockout by any Company of any its employees.

(iii) There is no pending organizing activity or petition for certification by or on behalf of any labor organization with respect to employees of any Company.

(r)  Employee Benefits.

(i) Attached hereto in Section 4(r) of the Disclosure Schedule is a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, each bonus, incentive, profit sharing, deferred compensation, excess benefit, supplemental retirement, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, vacation, sick-day, severance and other material employee benefit or fringe benefit plan, program or arrangement that provides benefits or compensation in respect of any employee or former employee of any Company or the beneficiaries or the dependents of any such employee or former employee (hereinafter individually, an “Employee” and collectively, the “Employees”) or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by any Company, (collectively, the “Employee Benefit Plans”). Also attached hereto in Section 4(r) of the Disclosure Schedule is a true and complete list of each employee benefit plan, as defined in Section 3(3) of ERISA, to which any Company is obligated to contribute pursuant to a Collective Bargaining Agreement (each a “Union Benefit Plan”, and collectively the “Union Benefit Plans”).

(ii) A copy of each Employee Benefit Plan and Union Benefit Plan listed in Section 4(r) of the Disclosure Schedule, the summary plan descriptions and in the case of an unwritten Employee Benefit Plan, a written description thereof, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan has been furnished or made available to the Buyer.

(iii) Each Employee Benefit Plan that is intended to be a tax-qualified deferred compensation plan under Section 401(a) of the Code has either received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of said Code Section and that its related trust is exempt from taxation under Section 501(a) of the Code, or is an adopter of a “prototype plan” and an opinion letter has been issued to the prototype sponsor of the plan on which the Company or Companies is entitled to rely.

(iv) Each of the Employee Benefit Plans listed in Section 4(r) of the Disclosure Schedule (A) complies in all material respects with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and (B) has at all times been maintained and operated in compliance in all material respects with its terms and the requirements of all applicable laws, including without limitation ERISA and the Code. None of the Companies is obligated to create, modify or terminate any Employee Benefit Plan listed in Schedule 4(r) of the Disclosure Schedule, and to the Knowledge of the Seller Entities, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan listed in Section 4(r) of the Disclosure Schedule.

(v) Neither Seller Entity nor any Company has incurred any liability to the Pension Benefit Guaranty Corporation (other than contributions to the plan and premiums to the Pension Benefit Guaranty Corporation, which in either event are not in default) or any withdrawal liability within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or Union Benefit Plan.

(s)  Environmental, Health, and Safety Matters.

(i) Each Company has complied in all material respects with all Environmental, Health, and Safety Requirements.

(ii) To the Knowledge of the Seller Entities, none of the following exists at any property or facility operated by any Company: (A) underground storage tanks, (B) friable asbestos or friable-asbestos-containing material, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(iii) To the Knowledge of the Seller Entities, none of the Companies has treated, stored, disposed of, transported, handled, or released any substance the treatment, storage, disposal, transport, handling or release of which is governed or otherwise regulated by any Environmental, Safety or Health Requirement, including without limitation any Hazardous Substance.

(iv) To the Knowledge of the Seller Entities, none of the Companies owns any property or facility contaminated by any substance referred to in Paragraph 4(s)(iii) above, such as to give rise to Adverse Consequences, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or any other Environmental, Health, and Safety Requirements.

(t)  Notes and Accounts Receivable. All notes and accounts receivable of each Company are reflected properly on its books and records. All accounts receivable of the Companies that are reflected on the balance sheet at the Most Recent Fiscal Month End or on the accounting records of the Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid, bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Knowledge of the Seller Entities, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet included in the Most Recent Financial Statements or on the accounting records of the Companies as of the Closing Date (which reserves are calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the balance sheet at the Most Recent Fiscal Month End as it relates to the Accounts Receivable reflected therein). Subject to such reserves, to the Knowledge of the Seller Entities, each of the Accounts Receivable either has been or is reasonable likely to be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Section 4(t) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the balance sheet at the Most Recent Fiscal Month End, which list sets forth the aging of such Accounts Receivable.

(u)  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Company.

(v)  Insurance. Each Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Such policies are in full force and effect, and all premiums due thereon have been paid. Each Company has complied in all material respects with the terms and provisions of such policies. Section 4(v) of the Disclosure Schedule describes any self-insurance arrangements affecting any Company, including any reserves established thereunder.

(i) The Seller has delivered or made available to the Buyer:

(A) true and complete copies of all policies of insurance to which any Company is a party or under which any Company is or has been covered at any time within the three (3) years preceding the date of this Agreement;

(B) true and complete copies of all pending applications for policies of insurance; and

(C) any statement by the auditor of any Company's financial statements with regard to the adequacy of such entity's coverage or of its reserves for claims.

(ii) Section 4(v)(ii) of the Disclosure Schedule also describes:

(A) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Companies, other than the Bank Guarantees, Security Agreements and the indemnity and similar provisions of any contract entered into in the Ordinary Course of Business; and

(B) all obligations of the Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(iii) Section 4(v)(iii) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(A) a summary of the loss experience under each policy;

(B) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(1) the name of the claimant;

(2)  a description of the policy by insurer, type of insurance, and period of coverage; and

(3)  the amount and a brief description of the claim; and

(C)  a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(iv) Except as set forth on Section 4(v)(iv) of the Disclosure Schedule:

(A) all policies to which any Company is a party or that provide coverage to either the Seller, any Company, or any director or officer of any Company:

(1) are valid, outstanding, and enforceable;

(2)  are issued by an insurer that is financially sound and reputable;

(3) taken together, provide insurance coverage for the assets and the operations of the Companies for all risks normally insured against by a Person of comparable size to an applicable Company and carrying on the same business or businesses as the Companies;

(4) are sufficient for compliance with all legal requirements and contracts to which any Company is a party or by which any of them is bound;

(5) will continue in full force and effect following the consummation of the transactions contemplated hereby; and

(6)  do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Company;

(B) neither the Seller nor any Company has received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (2) any notice of cancellation. Neither the Seller nor, to the Knowledge of the Seller Entities, any Company has received any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

(C) the Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Company is a party or that provides coverage to any Company or director thereof; and

(D) the Companies have given notice to the applicable insurer of all claims that may be insured thereby.

(w)  Customer Disputes. Set forth on Section 4(w) of the Disclosure Schedule is a list and description of any pending dispute and any dispute that has occurred since January 1, 2004 with any customer or supplier of the Companies, where the dispute involves a sum greater than $10,000 or is otherwise material to the business of the applicable Company, and where such customer or supplier has been among the top twenty (20) customers or suppliers of the Companies in any year since January 1, 2004.

(x)   Disclosure.

The representations and warranties of the Seller Entities contained in this Agreement including the Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements and information contained herein, in light of the circumstances in which they were made, not misleading.

5.  OTHER AGREEMENTS.

(a) Intercompany Liabilities. At (and effective immediately prior to) the Closing, the Seller Entities will cause each Company to cancel, settle or otherwise repay all of its liabilities and obligations owed to the Seller or the Parent and their Affiliates (other than accounts payable incurred in the Ordinary Course of Business, which shall be paid in accordance with their terms), and the Buyer shall not have any responsibility for those liabilities (other than any accounts payable incurred in the Ordinary Course of Business).

(b) Assumption of Certain Accounts Payable. The Seller Entities shall assume any and all accounts payable of the Companies that are in excess of thirty (30) days past due as of the Closing; provided, however, that the foregoing shall not apply to accounts payable relating to retention billed by a Company that the Company reasonably expects to collect in full, but for which such Company has not, as of the Closing, received payment.

(c) 401(k) Plan Funding. The Seller Entities shall cause each Company to fund the maximum amount of its discretionary contribution to each of its employees for calendar year 2006 under the applicable 401(k) Plan as follows: McPhee Electric’s discretionary contribution shall be 11% of eligible compensation; JBL Electric’s discretionary contribution shall be 0% of eligible compensation; and JE Richards’ discretionary contribution shall be 0% of eligible compensation. In addition, the Seller Entities shall cause each Company to pay all of its employees for bonuses due in respect of 2006 as well as for any unused vacation, personal and sick time, if any, such that no employee of a Company will carry over any accrued bonus, vacation, personal and sick time to 2007.

6.  POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

(a)  General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, provided that the requesting Party reimburse the other Party for its reasonable out-of-pocket expenses (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller Entities acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating solely to the Companies. The Buyer agrees to provide the Seller Entities with reasonable access to all documents, books and records of the Companies for purposes of the preparation of the Closing Date Balance Sheet and any Tax Returns by the Seller Entities after the Closing and for any other reasonable business purpose.

(b)   Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand with or by any third party, and not adverse to any other Party hereto, in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Company, to the extent the procedures for resolving any such disputes are not otherwise provided under Sections 6(i) or 8(g) hereunder, each of the other Parties will cooperate with such Party, its Affiliates and their counsel in the contest or defense, make available during regular business office hours their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)  Transition. The Seller Entities will refer all customer inquiries relating to the Companies or the commercial electrical contracting business conducted by the Companies to the Buyer from and after the Closing.

(d)  Employee Benefit Plans.

(i) Except as set forth below in this Section 6(d), the Buyer will cause each Company to continue to employ the non-union employees of the Companies as of the Closing Date (the “Non-Union Continuing Employees”) and the collectively bargained employees of the Companies (the “Union Continuing Employees” and together with the Non-Union Continuing Employees, the “Continuing Employees”), with the understanding that such employment shall be “at will” for all employees other than those with employment agreements set forth in Section 4(m)(vii) of the Disclosure Schedule and other than as may be required by the terms of any Collective Bargaining Agreement. As of the Closing Date, the Buyer shall include each Non-Union Continuing Employee in a benefit package providing benefits that are similar to those provided to such employees immediately prior to the Closing Date. As of the Closing Date, to the extent that the Collective Bargaining Agreements contain provisions pertaining to employee benefits, the Buyer shall cause the Companies to contribute to the Union Benefit Plans as required by the terms of the applicable Collective Bargaining Agreements so that such Union Continuing Employees may be provided with the benefits provided to them under the terms of such Collective Bargaining Agreements, as the same shall be amended from time to time. The Buyer shall treat all service and compensation credited to each such Continuing Employee with the Seller and its Affiliates as if such service and compensation had been rendered to, and paid by, the Buyer for all purposes under the Buyer’s benefit plans, arrangements, and policies. Nothing in this Section 6(d)(i) or otherwise in this Agreement shall be construed as requiring the Buyer or any of the Companies to continue to employ any person or to continue to provide any particular benefits to employees or participate in or continue to honor the terms of any Collective Bargaining Agreement, on a continuing basis after the effective time of the Closing.

(ii) The Seller shall be responsible and liable for the expense of all workers’ compensation claims that arise out of any injury sustained by an employee of any Company prior to the Closing Date and in connection with which the Seller receives written notice within the time period during which the applicable employee is required by applicable statute to make a claim in respect of such injury.

(iii) The Seller and each Company shall, subject to the consummation of the transactions contemplated by this Agreement, take whatever action is reasonably necessary or appropriate to terminate as of the Closing Date (except as otherwise set forth in this Agreement), the participation of each Company with respect to the Continuing Employees in all Employee Benefit Plans of the Seller Entities.

(iv) Effective as of the Closing Date, the Continuing Employees shall no longer make contributions or receive matching contributions in the Seller’s 401(k) Plan (the “Seller 401(k) Plan”), and Seller shall have taken all such action prior to the Closing Date as may be reasonably required to achieve this result. Each Continuing Employee shall, as of the Closing Date, become fully vested in his or her account balance under the Seller’s 401(k) Plan. Provided that the Seller’s 401(k) plan is qualified under all relevant provisions of the Code and ERISA, as applicable, the Buyer and the Seller shall, to the extent permissible under applicable laws, take whatever actions are reasonably necessary or appropriate to effect a trust-to-trust transfer of the accounts of Continuing Employees in the Seller’s 401(k) Plan, into a tax-qualified defined contribution plan designated by the Buyer to accept the transferred accounts, and the Buyer shall take whatever actions are reasonably necessary or appropriate in order for such plan to accept the transferred accounts including any outstanding loan balances and related promissory notes. The Buyer and the Seller shall cooperate fully to effect such transfers.

(v) Any restrictions on coverage for pre-existing conditions (provided that the services required to treat such pre-existing conditions for such employees are covered by the Seller’s applicable Employee Benefit Plan), actively at work requirements, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans shall be waived in the Buyer Welfare Plans for Continuing Employees. As soon as practicable after the Closing Date, the Seller shall deliver to the Buyer a list of the Continuing Employees who had credited service under an Employee Welfare Benefit Plan of the Seller, together with each such Continuing Employee’s service, co-payment, deductible and out-of-pocket payment amounts under such plan. The Buyer shall provide COBRA coverage to the extent required by applicable law to any Continuing Employee terminated following the Closing.

(e)  Covenant Not to Compete.

(i) As a material and valuable inducement for the Buyer to enter into this Agreement, pay and deliver the Purchase Price to the Seller, and consummate the transactions provided for herein, and in order to protect the goodwill acquired by the Buyer pursuant to this Agreement, for a period of five (5) years from and after the Closing Date, the Seller Entities, jointly and severally, covenant and agree that they will not (A) engage directly or indirectly in any business that any Company conducts as of the Closing Date in the states of Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Maryland, Delaware, Pennsylvania or Virginia or in the District of Columbia, and (B) directly or indirectly, either for themselves or any other Person, (1) induce or attempt to induce any employee of the Companies to leave the employ of such Company or otherwise directly interfere with the relationship between a Company and any employee of such Company, (2) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of a Company, or (3) induce or attempt to induce any customer, supplier, licensee, or business relation of a Company to cease doing business with such Company, or otherwise directly interfere with the relationship between any customer, supplier, licensee, or business relation of a Company; provided, that the restrictions set forth in subparagraph (1) above shall not apply to any individual who responds to general solicitations (such as newspaper advertisements, employment agency referrals and Internet postings) not targeting such individual.

(ii) As a material and valuable inducement for the Seller Entities to enter into this Agreement and consummate the transactions contemplated hereby, for the five-year period from and after the Closing Date, the Buyer will not, and will cause the Companies to refrain from, directly or indirectly, either for itself or any other Person, (A) induce or attempt to induce any employee of the Seller or the Parent to leave the employ of such company, or otherwise directly interfere with the relationship between the Seller or the Parent and any employee of either such company, or (B) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of a Seller Entity; provided, that the restrictions set forth in subparagraphs (A) through (B) above shall not apply to (x) the employment or engagement of any individual who responds to general solicitations (such as newspaper advertisements, employment agency referrals and Internet postings) not targeting such individual or (y) the solicitation or employment by the Buyer or any Company of any individual listed on Section 6(e) of the Disclosure Schedule.

(iii) The provisions of the foregoing covenants are reasonable and necessary to protect and preserve the respective businesses of the Parties, and the Parties would be irreparably damaged if the other Party (or, in the case of the Seller Entities, the Companies) were to breach the foregoing covenants. In addition, no Party will at any time during or after the aforesaid five-year period, disparage any other Party, or any of its shareholders, directors, officers, employees, or agents.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In addition to its right to damages and any other rights it may have, each Party shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of the foregoing covenants, it being agreed that money damages alone would be inadequate to compensate the non-breaching Party, and would be an inadequate remedy for such breach.

(f)  Access to Information.  For a period of four (4) years after the Closing Date, upon reasonable notice, the Parties agree to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information (including records pertinent to the Companies) and assistance relating to the Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment, and any other proper business purpose; provided, however, that such access does not unreasonably disrupt the normal operations of the Party or Parties furnishing cooperation; provided further, however, that the Party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the Party or Parties furnishing cooperation. Each of the Parties agrees that it will not disclose or use, and will direct its Representatives not to disclose or use to the detriment of the disclosing Party, any Confidential Information with respect to the disclosing Party furnished, or to be furnished, by any Party or their respective Representatives to the receiving Party or its Representatives after the Closing. Upon the written request of the disclosing Party, the receiving Party will promptly return to the disclosing Party or destroy any Confidential Information in its possession and certify in writing to the disclosing Party that it has done so. In the event that any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, that Party will notify the applicable Party promptly of the request or requirement so that the applicable Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(f). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request and expense of the applicable Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the applicable Party shall designate. It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 6(f), and that each of the Parties is entitled to seek specific performance and injunctive or other equitable relief in connection with any actual or threatened breach hereof. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Parties.

(g)  Nonassignable Contracts and Permits. To the extent that any contract or permit (including any consent, approval or authorization of any governmental authority) for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another Person, including an applicable governmental authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller Entities and the Buyer shall continue to use their commercially reasonable efforts to obtain the consent of such other Person to the assignment of any such contract or permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller Entities and Buyer shall cooperate with each other in any reasonable arrangement designed to provide the Buyer with the benefits under any such contract or permit to the extent lawful and the Buyer shall be obligated to perform the obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

(h)  Surety Bonds. Attached hereto as Section 6(h) of the Disclosure Schedule is a list of all bonds (“Bonds”), including bid, payment and performance bonds of a Company outstanding as of the date hereof. In addition, also set forth in Section 6(h) of the Disclosure Schedule is a list of all bonds (“Additional Bonds”) that a Company will be required to provide in the event that any currently pending bids of a Company are awarded to such Company. The Seller Entities will cause all Bonds to remain in place in accordance with the terms of the bonds and the contracts for such jobs. In addition, the Seller Entities shall timely provide any and all Additional Bonds, as well as any other bonds for jobs with bids which may be pending as of the Closing if awarded to a Company, whether such award occurs before or after Closing. The Seller Entities shall be responsible for payment to the applicable surety with respect to the obligations of each of the Seller Entities and each of their respective Affiliates under all Bonds and Additional Bonds to the extent such obligations are (i) related to or result from events that arise on or prior to Closing, (ii) attributable to the actions or omissions of the Seller Entities or its agents, or (iii) related to payment of premiums assessed by the applicable surety in connection with the completion or partial performance of any of the Companies’ bonded work on or prior to Closing. The Buyer shall be responsible for payment to the applicable surety or reimbursement to the Seller Entities with respect to the obligations of each of the Seller Entities and each of their respective Affiliates under the Bonds and Additional Bonds to the extent such obligations are (i) related to or result from events that arise solely and exclusively subsequent to Closing and which are attributable solely and exclusively to the negligent actions or omissions of the Buyer or its agents, or (ii) related to payment of premiums assessed by the applicable surety in connection with the performance of the Companies’ bonded work subsequent to Closing.

(i)   Collection Efforts.

(i) Past Due Receivables. The Buyer will cause the Companies to use commercially reasonable efforts (without the requirement to threaten or initiate litigation or to incur any out-of-pocket expenses that the Seller or the Parent has not agreed to reimburse) to collect their respective accounts receivable in excess of ninety (90) days past due as of the

Closing (collectively, “Past Due Receivables”) for a period of twelve (12) months following the Closing. Section 6(i)(i) of the Disclosure Schedule sets forth a detailed listing of such Past Due Receivables as of December 28, 2006.

(A) During the first six months of the twelve-month collection period, the Companies will provide the aforementioned collection services without charge, except that the Seller will reimburse the Buyer for any reasonable out-of-pocket expenses incurred in the collection efforts. After the first six months of the twelve-month collection period, in addition to reimbursement for any out-of-pocket expenses, the Companies and the Buyer shall be entitled to a fee for the time incurred by their personnel in the collection efforts in accordance with the following schedule:

YEAR	CLERICAL	EXECUTIVE
2007	$50/Hr	$125/Hr

(B) At any time after the Companies assign the uncollected Past Due Receivable to the Parent on December 31, 2007 in accordance with Section 2(b)(i), the Seller and Parent may take any collection efforts they deem appropriate with respect thereto, provided, however, that the Seller, Parent and their Affiliates shall not commence litigation against any account debtor without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer will deliver or cause to be delivered a collection report or reports relative to such Past Due Receivables, and the net proceeds of such collection efforts, on a quarterly basis to the Seller. During the twelve-month collection period, the Seller, the Parent and their Affiliates shall not make any efforts to collect the Past Due Receivables.  Notwithstanding anything herein to the contrary, if the Seller so requests, the Buyer shall continue to manage the collection effort on behalf of the Seller for up to six months after the assignment of the Past Due Receivables to the Parent, and, in addition to reimbursement for any out-of-pocket expenses, shall be entitled to a fee for the time incurred by its personnel in the collection efforts equal to $60/hour for clerical employees and $145/hour for executive employees.

(ii) McPhee Claims. McPhee Electric has pending claims regarding the following projects: (i) Bridgeport Arena, (ii) Noah Webster, (iii) Town Square, (iv) North Haven High School, and (v) Hartford Public, (collectively, the “McPhee Claims”), each of which is described in more detail on either Section 6(i)(ii)(A) of the Disclosure Schedule or Section 6(i)(ii)(B) of the Disclosure Schedule.

(A) Section 6(i)(ii)(A) of the Disclosure Schedule sets forth a description of those McPhee Claims in connection with which the Seller desires to manage the collection process. For such McPhee Claims, the Buyer shall cause McPhee Electric to cooperate with and assist the Seller and its Affiliates, to collect the McPhee Claims through December 31, 2011, provided that the Buyer and McPhee Electric are reimbursed for all reasonable out-of-pocket expenses incurred in connection therewith and compensated for the time incurred by their personnel to support such collection efforts on a quarterly basis in accordance with the following schedule:

YEAR	CLERICAL	TRADE/ TRADE MGR	PROJECT MGR/ EXECUTIVE
2007	$50/Hr	$80/Hr	$125/Hr
2008	$60/Hr	$95/Hr	$145/Hr
2009	$70/Hr	$110/Hr	$165/Hr
2010	$80/Hr	$125/Hr	$185/Hr
2011	$90/Hr	$140/Hr	$205/Hr

(B) Section 6(i)(ii)(B) of the Disclosure Schedule sets forth a description of those McPhee Claims in connection with which the Seller desires to have McPhee Electric manage the collection process. For such McPhee Claims, the Buyer shall cause McPhee Electric to manage the prosecution and collection of such McPhee Claims, and the Seller and its Affiliates shall cooperate with and assist McPhee Electric in, such process, through December 31, 2011, provided that the Buyer and its Subsidiaries are reimbursed for all reasonable out-of-pocket expenses incurred in connection therewith and compensated on a quarterly basis at the greater of the following amounts on a per Assigned Claim basis: (1) one-third of any recovery, and (2) the aggregate of the time incurred by their personnel to support such collection efforts in accordance with the following schedule:

YEAR	CLERICAL	TRADE/ TRADE MGR	PROJECT MGR/ EXECUTIVE
2007	$50/Hr	$80/Hr	$125/Hr
2008	$60/Hr	$95/Hr	$145/Hr
2009	$70/Hr	$110/Hr	$165/Hr
2010	$80/Hr	$125/Hr	$185/Hr
2011	$90/Hr	$140/Hr	$205/Hr

(C) Upon written notice from a Seller Entity, the Buyer shall cause McPhee Electric to cease any and all collection management and prosecution efforts pursuant to Section 6(i)(ii)(B), at which time the Seller shall manage the collection process and the Buyer shall cause McPhee Electric to cooperate with and assist the Seller and its Affiliates to collect the McPhee Claims through December 31, 2011, provided that the Buyer and its Subsidiaries are reimbursed for all reasonable out-of-pocket expenses incurred in connection therewith and compensated on a quarterly basis at the greater of the following amounts on a per Assigned Claim basis: (1) one-third of any recovery, and (2) the aggregate of the time incurred by their personnel to support such collection efforts in accordance with the schedule set forth in Section 6(i)(ii)(A); provided, however, that if so requested by a Seller Entity, the Buyer shall negotiate in good faith a different compensation arrangement, taking into account the status of the applicable McPhee Claims at the time of the written notice to which this clause (C) refers.

(D) Assignment of any McPhee Claim by McPhee Electric to Parent on December 31, 2007 in accordance with Section 2(b)(i) shall not effect whether Seller or McPhee Electric manages the collection process with respect to such McPhee Claim.

(j) Withdrawal Liability Reports.  The Buyer shall cause each Company to request a report from each Union Benefit Plan that is a multiemployer pension plan detailing the withdrawal liability of such Company under such Union Benefit Plan as of December 31, 2006 (or the last day of the plan year for such Union Benefit Plan ending most closely thereto, if not December 31, 2006). The Buyer shall deliver to Parent a copy of each such report. The aggregate amount of withdrawal liability of each of the Companies as of December 31, 2006 under the Union Benefit Plans, whether or not such withdrawal liability is reflected in such reports, shall constitute the “Closing Date Maximum Withdrawal Liability.”

7.  CONDITIONS TO OBLIGATION TO CLOSE.

(a)  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date which need only be true and correct as of such date) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect;

(ii) the Seller Entities shall have performed and complied in all material respects with all of the covenants of the Seller Entities hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Seller Entities shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)(i) and (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of the Buyer to own the Company Shares and to control the Companies, or (D) materially and adversely affect the right of any Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Companies shall have received all of the authorizations, consents, and approvals of third parties as set forth in Section 7(a)(v) of the Buyer Disclosure Letter (collectively, the “Requisite Consents”); provided, however, that the foregoing condition to the obligation of the Buyer shall not apply to any failure to obtain any such authorization, consent or approval that arises from the Buyer’s breach of any representation, warranty or covenant hereunder or the Buyer’s withdrawal of its application for any such authorization, consent or approval;

(vi) the Seller shall have delivered to the Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code;

(vii) the Buyer will have received (A) UCC, judgment lien and tax lien searches with respect to the Companies, the results of which indicate no liens on the assets of the Companies other than those set forth on Section 7(a)(vii)(A) of the Disclosure Schedule, or as will be terminated promptly after Closing, and (B) written assurance that each of the Security Agreements, Bank Guarantees and liens set forth in Section 7(a)(vii)(B) of the Disclosure Schedule will be terminated promptly after Closing;

(viii) the Buyer shall have received the current updated corporate record book, including without limitation, bylaws, stock transfer ledger, minutes, resolutions, consents, and all other corporate documents of each Company that is a corporation and the comparable records of McPhee Electric;

(ix) the Transition Services Agreement shall have been executed by the Seller;

(x) the Seller Entities shall have executed and delivered the Release of the Companies in the form attached hereto as Exhibit A;

(xi) the Seller shall have delivered to the Buyer the Xcelecom Office Equipment, and the related Bill of Sale in the form of Exhibit C;

(xii) JBL Electric shall have entered into a written Employment Agreement with James Leary on terms satisfactory to the Buyer, and JE Richards shall have entered into written Employment Agreements with Joseph Richards and Edward McCarty on terms satisfactory to the Buyer;

          (xiii) the Seller Entities shall have executed and delivered that certain Intercreditor Agreement with Sovereign Bank, the Buyer’s current senior secured lender, in the form attached hereto as Exhibit E; and

(xiv) all actions to be taken by the Seller Entities in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes and delivers a writing so stating at or prior to the Closing.

(b)  Conditions to Obligation of the Seller. The obligation of the Seller Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied in all material respects with all of the covenants of the Buyer hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Buyer shall have delivered to the Seller Entities a certificate to the effect that each of the conditions specified above in Sections 7(b)(i) and (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Transition Services Agreement shall have been executed by the Buyer; and

(vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller Entities.

The Seller Entities may waive any condition specified in this Section 7(b) if they execute and deliver a writing so stating at or prior to the Closing.

8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)  Survival. Unless otherwise specifically provided herein, all of the covenants, representations and warranties of the Seller Entities contained in this Agreement shall survive the Closing and continue in full force and effect for a period of forty-eight (48) months thereafter; provided, however, that (i) the representations and warranties contained in Sections 4(a), 4(b), 4(d), 4(e), 4(j), 4(r) and 4(s) shall continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitation with respect to such matters. The covenants, representations and warranties of the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of forty-eight (48) months thereafter. This Section 8 shall survive so long as any covenant, representation, warranty or indemnification obligation of any Party survives hereunder.

(b)  Indemnification Provisions for Benefit of the Buyer.

(i) Subject to the limitations contained in this Section 8, after Closing, the Seller Entities hereby jointly and severally agree to indemnify the Buyer and each Company and their respective officers and directors, shareholders and Affiliates against, and hold them harmless from, any loss, liability, claim, damage or expense (including court costs, expert witness fees, costs of investigation, and reasonable legal fees and expenses) other than consequential damages (a “Loss”) suffered or incurred by any such indemnified party caused by, resulting from or arising out of (A) any breach of any representation or warranty of the Seller Entities contained in this Agreement, (B) any breach or threatened breach of any covenant or other agreement or obligation of the Seller Entities contained in this Agreement which by its terms requires performance after the Closing Date, provided, that any Loss relating to a threatened breach of a covenant is limited to direct costs (including reasonable legal fees and expenses) associated with seeking injunctive relief in anticipation of such threatened breach, (C) any Taxes of any Company attributable to taxable periods ending prior to or on the Closing Date, including liabilities of such Company under consolidated, combined or unitary income or franchise Tax Returns and liabilities related to the Tax Returns of the Seller Entities, but excluding any Taxes for which there is an adequate accrual or reserve on the Closing Date Balance Sheet or any Taxes attributable to transactions not in the Ordinary Course of Business occurring wholly after the Closing which are effectuated or initiated by the Buyer or the Company, (D) Taxes related to the Overlap Period to the extent allocable to the period ending on the Closing Date as set forth in Section 9(c), (E) any product sold or any services performed by any Company prior to the Closing Date, (F), any Third Party Claim relating to wages or other compensation of any current or former Employees of any Company, any Employee Benefit Plan or any Environmental, Safety or Health Requirement, in each case arising from events that occurred prior to the Closing Date or as a result of the Closing, (G) any act of fraud, intentional tort or willful misconduct by any Seller Entity or any Company prior to the Closing, (H) failure to collect any accounts receivable of Company on or before the date that is the later of (y) ninety (90) days after the Closing and (z) one hundred and twenty (120) days after the invoice date; (I) withdrawal of any of the Companies from one or more Union Benefit Plans that are multiemployer pension plans after the Closing Date which withdrawal results in a final assessment of withdrawal liability by any such plans; (J) those items relating to the Singer Substation job, Bridgeport, Connecticut described in Section 8(b)(i)(J) of the Disclosure Schedule so that McPhee Electric earns and is paid not less than its costs incurred on the job plus an amount equal to 20% of such costs, provided that Buyer will work in good faith to collect such amount from the general contractor  on such project before making a claim under this clause (J) and the Seller Entities will cooperate with Buyer in those collection efforts; (K) liquidated damage provisions in any job completed as of Closing or any job in process as of Closing except to the extent any payment obligation thereunder is related to or result from events that arise solely and exclusively subsequent to Closing and which are attributable solely and exclusively to the negligent actions or omissions of the Buyer or its agents; (L) earn-out and similar claims of any prior owner of JE Richards and any prior owner of JBL Electric; and (M) resulting from the operation of the business or the ownership of the assets and rights of any Company prior to the Closing (except to the extent any liability is accrued on the Most Recent Financial Statements of such Company and except for liabilities incurred in the ordinary course of business by the Subsidiaries since the date of the Most Recent Financial Statements and accrued on the Closing Date Balance Sheet).

(ii) The foregoing indemnity applies notwithstanding any knowledge limitation contained in any representation or warranty set forth herein and irrespective of any materiality standards in the representations and warranties.

(c)  Indemnification Provisions for Benefit of the Seller Entities and Their Affiliates. Subject to the limitations contained in this Section 8, after the Closing, the Buyer shall, and shall cause each of the Companies to, indemnify the Parent, the Seller and their respective officers, directors, shareholders and Affiliates against, and hold them harmless from, any Loss suffered or incurred by any such indemnified party caused by, resulting from, arising out of, or relating to (i) any breach of any representation or warranty of the Buyer contained in this Agreement, (ii) any breach or threatened breach of any covenant of the Buyer contained in this Agreement which by its terms requires performance after the Closing Date, provided, that any Loss relating to a threatened breach of a covenant is limited to direct costs (including reasonable legal fees and expenses) associated with seeking injunctive relief in anticipation of such threatened breach, (iii) any claim, proceeding or suit which relates to actions taken by the Buyer or a Company at any time after the Closing with regard to the employment of such Company's employees; (v) the operation of the business of the Companies and the ownership of the assets of the Companies following the Closing Date; and (vi) any Tax attributable to (A) the Taxable periods that begin after the Closing Date, (B) the portion of any Tax attributable to the Overlap Period to the extent allocable to the period commencing after the Closing Date as set forth in Section 9(c) and (C) any Tax periods that end on or before the Closing Date if such Tax is attributable to transactions not in the Ordinary Course of Business occurring wholly after the Closing Date which are effectuated or initiated by the Buyer or a Company. The foregoing indemnity applies notwithstanding any knowledge limitation contained in any representation or warranty set forth herein and irrespective of any materiality standards in the representations and warranties.

(d)  Limitations.

(i) The Seller Entities shall not be liable under Section 8(b)(i)(A) for Losses hereunder unless the aggregate of all Losses for which the Seller Entities would, but for this Section 8(d), be liable on a cumulative basis is an amount equal to or in excess of $100,000 (the “Threshold”), and in such event, indemnification shall be made by the Seller Entities for the full amount of such Losses. The Buyer shall not be liable under Section 8(c) for Losses hereunder unless the aggregate of all Losses for which the Buyer would, but for this Section 8(d), be liable on a cumulative basis is an amount equal to or in excess of the Threshold, and in such event, indemnification shall be made by the Buyer for the full amount of such Losses. Notwithstanding the foregoing, there is no Threshold with respect to Losses arising out of claims based upon the representations and warranties contained in Sections 4(a), 4(b), 4(d), 4(e), 4(j), 4(r), 4(s) and 4(t).

(ii) Absent fraud or knowing and intentional material misrepresentations, the aggregate amount of Losses for which the Seller Entities shall be liable pursuant to Sections 8(b)(i)(A) and 8(b)(i)(M) above shall not exceed an amount equal to $6,637,500. The foregoing limitation shall not apply with respect to Losses arising out of claims based upon the representations and warranties contained in Sections 4(a), 4(b), 4(d), 4(e), 4(j), 4(r), 4(s) and 4(t) above. Absent fraud or knowing and intentional material misrepresentations, the aggregate amount of Losses for which the Seller Entities shall be liable pursuant to Section 8(b)(i)(A) above arising out of claims based upon the representations and warranties contained in Section 4(t), or Section 8(b)(i)(H) above, shall not exceed $750,000 in the aggregate, and all claims relating to the subject matter of Section 4(t) and Section 8(b)(i)(H) shall be made under Section 8(b)(i)(H). Absent fraud or knowing and intentional material misrepresentations, the aggregate amount of Losses for which the Seller Entities shall be liable pursuant to Section 8(b)(i)(I) above shall not exceed the Closing Date Maximum Withdrawal Liability, and all claims relating to the subject matter of Section 8(b)(i)(I) shall be made under Section 8(b)(i)(I).

(iii) Notwithstanding anything herein to the contrary, absent fraud or knowing and intentional material misrepresentations, the liability of the Seller Entities with respect to any claim arising under Section 8(b)(i)(I) above with respect to a particular Union Benefit Plan shall be limited to that amount which is the lesser of (A) that amount which equals the Closing Date Maximum Withdrawal Liability minus the aggregate of any amounts hereafter paid by the Seller Entities to or on behalf of the Companies with respect to any and all claims arising under Section 8(b)(i)(I) above, and (B) that amount which equals the result of (x) the withdrawal liability amount due by the Company in question multiplied by (y) the hours incurred by or credited to such Company pre-Closing (as determined solely by the Union Benefit Fund) and divided by (z) the total hours incurred by or credited to such Company (as determined solely by the Union Benefit Fund).

(e)  Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Section 8 shall be net of (i) in the case of Section 8(b), any accruals or reserves on the Closing Date Balance Sheet, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, net of the costs of such recovery, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such source named in clauses (i), (ii) and (iii), a “Collateral Source”), net of the fees, costs and expenses of defending or pursuing any claim against a Collateral Source. If the amount to be netted hereunder from any payment required under Sections 8(b) or 8(c) is determined after payment by the indemnifying party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 8, the Indemnified Party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment, along with the fees, costs and expenses, if any, of pursuing such claim.

(f)  Termination of Indemnification. The obligations to indemnify and hold harmless a Person pursuant to Section 8(b)(i) and Section 8(c), shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8(a); provided, however, that as to clauses (b) and (c) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Party providing the indemnification; and provided, further, that any such claim shall be deemed to have been withdrawn and waived one year after being made, unless (A) court proceedings shall have commenced with respect to such claim within such one year period, or (B) such claim shall have been waived or satisfied within such one year period.

(g)  Procedures Relating to Indemnification. A Party seeking indemnification pursuant to Section 8(b) or Section 8(c), (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume and control the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, (a) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (b) the Indemnifying Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, unless such settlement or judgment involves only the payment of money damages by the Indemnifying Party and does not involve an injunction or other equitable relief that may affect an Indemnified Party and includes an unconditional release of the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case maybe, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(h)  Exclusive Remedy. Each of the Parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims arising in connection with this Agreement and the Companies shall be pursuant to the indemnification provisions contained in this Section 8, except for any equitable remedy or fraud.

(i)  Collateral Sources. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source if the Indemnifying Party has first fully satisfied the claim by the Indemnified Party. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

9.  TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller Entities for certain tax matters following the Closing Date:

(a)  Consolidated Return. The Seller Entities shall cause each Company to be included in the consolidated Income Tax Returns of the Seller Entities for all periods ending on or prior to the Closing Date for which such Company is required to be so included and the Seller Entities shall cause to be prepared and timely filed any other federal, state, foreign or local Income Tax Return required or permitted to be filed by such Company for all periods ending on or prior to the Closing Date. Any such Income Tax Returns that include periods ending on or before the Closing Date shall, insofar as they relate to a Company, be on a basis consistent with the last previous such Tax Returns filed with respect to such Company, unless the Buyer or the Seller Entities conclude that there is no reasonable basis for such position under applicable law, and shall be subject to Section 9(b) below. Neither the Seller Entities nor any Company (prior to the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to such Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Buyer nor any Company (after the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to any period ending on or before the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)  Tax Periods Ending on or Before the Closing Date. The Seller Entities shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for each Company including Income Tax Returns for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, and shall timely pay all taxes shown thereon to be due, all at the expense of the Seller Entities. The Buyer shall cooperate with the Seller Entities in preparing such Tax Returns.

(c)  Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Company for Tax periods which begin before the Closing Date and end after the Closing Date (the “Overlap Period”), and the Buyer shall timely pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. The Buyer shall provide the Seller Entities with a draft of each such Overlap Period Tax Return at least thirty (30) days prior to the due date for filing such Tax Return. At least fifteen (15) days prior to the due date for the filing of such Tax Return, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Return. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the applicable Company with respect to such items unless otherwise required by law. The Seller Entities shall pay to the Buyer within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reserved on the Closing Date Balance Sheet. For purposes of this Section 9, in the case of any Taxes that are imposed on a periodic basis and are payable for an Overlap Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes or sales and use Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to Income Tax or sales and use Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period prior to the period for which a Tax Return is due shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the applicable Company.

(d)  Refunds and Tax Benefits. If, after the Closing and subject to Section 9(a) above, the Seller Entities file a Tax return for one or more of the Companies relating to a period ending on or before the Closing Date, or, pursuant to an audit thereof or otherwise, file an amendment to a Tax return for one or more of the Companies relating to a period ending on or before the Closing Date, then any Tax refunds that are received by the Buyer or a Company, and any amounts credited against Tax to which the Buyer or a Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller Entities, and the Buyer shall pay over to the Seller Entities any such refund or the amount of any such credit within thirty (30) days after receipt or use thereof. In addition, to the extent that any such claim for refund or a proceeding results in a payment or credit against a Tax by a Taxing Authority to the Buyer or a Company of any amount accrued on the Closing Balance Sheet, the Buyer shall pay such amount to the Seller Entities within thirty (30) days after receipt or use thereof. Notwithstanding the foregoing to the contrary, if such refund or credit results in the increase in Taxes or loss of a Tax benefit to any of the Buyer or a Company, then such refund or credit shall be solely for the account of the Buyer and the Companies, to the extent of such increase in Taxes or loss of a Tax benefit, and shall not be paid to the Seller Entities.

(e)  Cooperation on Tax Matters.

(i) The Buyer and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller Entities, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, the Buyer or the Seller Entities, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Buyer and the Seller Entities further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Buyer and the Seller Entities further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(f)  Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving any Company shall be terminated as of the Closing Date and, after the Closing Date, such Company shall not be bound thereby or have any liability thereunder.

(g)  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including any state gains tax, transfer tax and any similar tax imposed in any state or subdivision), shall be paid by the Seller Entities when due, and the Seller Entities will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)  Representation.

(i) The Seller Entities shall have the right to represent the interests of each Company in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof ending on or prior to the Closing Date. Following the Closing, in the event of an audit of any Tax Return of the Seller Entities or with respect to which either of the Seller Entities has any liability, the Buyer shall promptly notify the Seller Entities of such audit and the Buyer shall execute, or cause the applicable Company to execute, powers of attorney under applicable laws authorizing the designated representative of the Seller Entities to represent such Company with respect thereto. The Buyer shall make available or shall cause each Company to make available to the Seller Entities, at the expense of the Seller Entities, any and all books and records of such Company and other documents requested by the Seller Entities and shall make available employees of such Company reasonably necessary to enable the Seller Entities to defend any audit or other proceeding with respect to any such Tax Returns.

(ii) The Seller Entities shall not enter into any settlement of or otherwise compromise any Tax matter that materially affects or may materially affect the Tax liability of the Buyer or any Company for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Entities shall use commercially reasonable efforts to keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax matter. The Seller Entities shall allow the Buyer, at its sole expense, to make comments to the representative of the Seller Entities, regarding the conduct of or positions taken in any such proceeding, and consider such comments in good faith.

(iii) Except as otherwise provided above, the Buyer shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of each Company for all taxable periods ending after the Closing Date; provided, however, that the Buyer shall not, and shall cause its Affiliates (including the Companies) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date and shall not amend any Tax Return with respect to any period ending on or prior to the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(i)  Confidentiality. Any information obtained under this Section 9 shall be kept confidential in accordance with Section 6(f), except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or right to a refund, conducting or defending any audit or other proceeding with respect to Taxes or otherwise effectuating the terms of this Agreement.

(j)  Section 338 Election.

(i)  At the sole election of the Buyer, to be exercised within ninety (90) days after the Closing Date, the Seller Entities and Buyer will jointly complete and make an election under Section 338(h)(10) of the Code (with respect to the Companies) on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service, and will jointly make an election in the manner required under any analogous provisions of state or local law as the Buyer will designate or as will be required, concerning the transactions contemplated by this Agreement (collectively and specifically, the “Section 338(h)(10) Election”). The Buyer will, with the assistance and cooperation of the Seller Entities, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws, and Buyer will deliver such forms and related documents to the Seller Entities at least sixty (60) days prior to the due date of filing. The Seller Entities will deliver to the Buyer at least forty five (45) days prior to the due date of filing copies of such completed and fully executed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state and local law). The Buyer will timely file such forms with the appropriate Tax authorities. The Buyer and Seller Entities will use commercially reasonable efforts to agree, as soon as practicable after Closing but in no event later than one hundred twenty (120) days following the Closing Date (subject to the dispute resolution mechanism described in clause (ii) below), on the computation of the modified aggregate deemed sale price (“MADSP”) (as defined under U.S. Department of Treasury Regulations).

(ii)  The Seller Entities and the Buyer agree that the Buyer will perform or cause to be performed an initial valuation of assets and allocation of the Purchase Price for purposes of Section 338 of the Code at the sole cost and expense of the Buyer. The Buyer will provide the Seller Entities with drafts of such valuation of assets and allocation of MADSP (which will be prepared on a basis consistent with this Section 9(j)) within seventy-five (75) days after the Closing Date. The Seller Entities will have forty-five (45) days to provide the Buyer with any objections to such drafts. If the Seller Entities object to the computation or allocation by the Buyer of such amounts, and the Buyer and Seller Entities are unable to reach agreement on the computation or allocation within thirty (30) business days after notification by the Seller Entities of its objection, the Buyer and the Seller Entities will jointly engage an Independent Accountant to resolve the disagreement (such resolution to be final and binding upon the Parties) within ten (10) days thereafter. Any fee payable to the Independent Accountant in connection with this Section 9(j) will be shared equally by the Seller Entities and the Buyer. The valuation and allocations determined pursuant to this Section 9(j) will be used for purposes of all relevant Tax Returns, reports and filings.

10.  [INTENTIONALLY OMITTED.]

11.  MISCELLANEOUS.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, prior to the Closing, without the prior written approval of the Buyer and the Seller Entities; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. Except as provided by Sections 8(b) and 8(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including that certain Letter of Intent dated November 2, 2006 by and among the parties hereto.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller Entities.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notices or payments required to be delivered to the Seller Entities after the Closing shall be delivered to the Parent and any consent or approval required to be sought of the Seller Entities after the Closing shall be sought of and given by the Parent. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Parent or the Seller:	Copy to (which shall not constitute notice):

UIL Holdings Corporation	Wiggin and Dana LLP
157 Church Street	400 Atlantic Street
New Haven, CT 06510	Stamford, CT 06901
Attn: Chief Financial Officer	Attn: Mark S. Kaduboski, Esq.

If to the Buyer:	Copy to (which shall not constitute notice):
Phalcon, Ltd.	FEINER WOLFSON LLC
503 Main Street	One Constitution Plaza - Suite 900
Farmington, CT 06032	Hartford, CT 06103
Attn: Michael E. McPhee, President	Attn: Robert A. Feiner, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

(i) Venue. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN AND FOR EITHER HARTFORD OR NEW HAVEN, CONNECTICUT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR NEW HAVEN, CONNECTICUT.

(j) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Entities. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

(o) Incorporation of Exhibits and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

{Signature page follows}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

PHALCOM, LTD.

By: /s/ Michael E. McPhee.
Name: Michael E. McPhee
Title: President

UIL HOLDINGS CORPORATION

By: /s/ Richard J. Nicholas
Name: Richard J. Nicholas
Title: Executive VP & CFO

XCELECOM, INC.

By: /s/ John D. Conroy
Name: John D. Conroy
Title: President

\14446\26\122205.1

Exhibit A

Release of the Companies

{See attached}

1

Exhibit B

Transition Services Agreement

{See attached}
1

Exhibit C

Bill of Sale

{See attached}
1

Exhibit D

Promissory Notes

{See attached}
1

Exhibit E

Intercreditor Agreement

{See attached}
1

Exhibit F

Target Balance Sheet

{See attached}
1

Exhibit G

September 30, 2006 Balance Sheet Accrual Adjustments

{See attached}

1

Annex A

Buyer Disclosure Letter

None

2

Annex B

Disclosure Schedule

{See attached}
3